EXHIBIT 10.1
INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is entered into on this 30th day of April, 2011 (the “Effective Date”) by and between MACC PRIVATE EQUITIES INC., a corporation organized under the laws of the State of Delaware (the “Company”), and INVESTAMERICA INVESTMENT ADVISORS, INC., a corporation organized under the laws of the State of Delaware (“InvestAmerica”).

R E C I T A L S

WHEREAS, the Company is a closed-end investment company that has elected to be regulated as a business development company (a “BDC”) under the Investment Company Act of  1940, as amended (the “1940 Act”);

WHEREAS, InvestAmerica is qualified to provide investment advisory services to the Company and is registered as an investment advisor under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Company desires to engage InvestAmerica to serve as its investment advisor on an interim basis for a period of no more than 150 days as provided in Rule 15a-4 adopted under the 1940 Act.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

Section 1.  Definitions.

1.1           The “1940 Act” has the meaning set forth in the first recital hereof.

1.2           “Affiliate” shall have the meaning given under the 1940 Act.

1.3           “Assets Under Management” shall mean the total value of the Company’s assets managed by InvestAmerica under this Agreement.

1.4            “GAAP” shall mean generally accepted accounting principles in the United States.

1.5           “Portfolio Company” or “Portfolio Companies” shall mean any entity in which the Company may make an investment and with respect to which InvestAmerica will be providing services pursuant hereto, which investments may include ownership of capital stock, loans, receivables due from a Portfolio Company or other debtor on sale of assets acquired in liquidation and assets acquired in liquidation of any Portfolio Company.

1.6           “SEC” shall mean the United States Securities and Exchange Commission.

Section 2.                      Investment Advisory Engagement. The Company hereby engages InvestAmerica as its investment advisor.

2.1           As such, InvestAmerica will:

(a)  Manage, render advice with respect to, and make decisions regarding the acquisition and disposition of securities in accordance with applicable law and the Company’s investment policies as set forth in writing by the Board of Directors, to include (without limitation) review of appropriate investment legal documentation, presentations of Portfolio Company follow-on investments to the Company’s Board of Directors (when and as required), closing of Portfolio Company follow-on investments, monitoring and management of Portfolio Company investments and exits, preparation of valuations, management of relationships with the SEC, shareholders, outside auditors (as applicable), and the provision of other services appropriate to the management of a BDC;

(b)  Make available and, if requested by Portfolio Companies, render managerial assistance to, and exercise management rights in, such Portfolio Companies and entities as appropriate to maximize return for the Company and to comply with regulations;

(c)  Maintain office space and facilities to the extent required by InvestAmerica to provide adequate management services to the Company;

(d)  Maintain the books of account and other records and files for the Company, but not to include auditing services; and

(e)  Report to the Company’s Board of Directors, or to any committee or officers acting pursuant to the authority of the Board, at such reasonable times and in such reasonable detail as the Board deems appropriate in order to enable the Company to determine that investment policies are being observed and implemented and that the obligations of InvestAmerica hereunder are being fulfilled. Any follow-on Portfolio Company investment undertaken by InvestAmerica pursuant hereto and any other activities undertaken by InvestAmerica on behalf of the Company shall at all times be subject to applicable law and any directives of the Company’s Board of Directors or any duly constituted committee or officer acting pursuant to the authority of the Company’s Board of Directors.

2.2           InvestAmerica will be responsible for the following expenses:  its staff salaries and fringe benefits, office space, office equipment and furniture, communications, travel, meals and entertainment, conventions, seminars, office supplies, dues and subscriptions, hiring fees, moving expenses, repair and maintenance, employment taxes, in-house accounting expenses and minor miscellaneous expenses.

InvestAmerica will pay for its own account all expenses incurred in rendering the services to be rendered hereunder.  Without limiting the generality of the foregoing, InvestAmerica will pay the salaries and other employee benefits of the persons in its organization whom it may engage to render such services, including without limitation, persons in its organization who may from time to time act as officers of the Company.

2.3           In connection with the services provided, InvestAmerica will not be responsible for the following expenses which shall be the sole responsibility of the Company and will be paid promptly by the Company:  auditing fees; all legal expenses, including those related to Portfolio Company investments; interest on debt; fees to the Company and its directors and Board fees; any fees owed or paid to the Company or fund managers; any and all expenses associated with property of a Portfolio Company taken or received by the Company or on its behalf as a result of its investment in any Portfolio Company; all reorganization expenses of the Company; the fees and disbursements of the Company’s counsel, accountants, custodian, transfer agent and registrar; fees and expenses incurred in producing and effecting filings with federal and state securities administrators; costs of periodic reports to, and other communications with the Company’s shareholders; fees and expenses of members of the Company’s Board of Directors who are not directors, officers,  employees or Affiliates of InvestAmerica or of any entity which is an Affiliate of InvestAmerica ; premiums for the fidelity bond, if any, maintained by InvestAmerica pursuant to Section 17 of the 1940 Act; premiums for directors and officers insurance maintained by the Company; all transaction costs incident to the acquisition, management and protection of and disposition of securities by the Company; and any other expenses incurred by or on behalf of the Company that are not expressly payable by InvestAmerica under Section 2.2. above.

Section 3.                      Nonexclusive Obligations; Co-investments.

3.1           The obligations of InvestAmerica to the Company are not exclusive.  InvestAmerica and its Affiliates, may in their discretion, manage other venture capital funds and render the same or similar services to any other person or persons who may be making the same or similar investments. The parties acknowledge that InvestAmerica will not make any new investments on behalf of the Company.  Neither InvestAmerica nor any of its Affiliates shall in any manner be liable to the Company by reason of the activities of InvestAmerica or its Affiliates on behalf of other persons and funds as described in this paragraph and any conflict of interest arising therefrom is hereby expressly waived.

3.2           Should InvestAmerica or any of its Affiliates agree to perform or undertake any investment management services described in Section 3.1 for any registered or unregistered investment company in addition to the Company, InvestAmerica will notify the Company, in writing, not later than the commencement of such agreement or the initial provision of such services.

3.3           Any such investment management services and any co-investments shall at all times be provided in strict accordance with rules and regulations under the 1940 Act, InvestAmerica’s asset allocation policy required thereunder and any exemptive order thereunder applicable to the Company.

Section 4.                      Services to Portfolio Companies.

4.1           It is acknowledged that as a part of the services to be provided by InvestAmerica hereunder, certain of its employees, representatives and agents will act as members of the board of directors of individual Portfolio Companies, will vote the shares of the capital stock of Portfolio Companies, and make other decisions which may effect the near-and the long-term direction of a Portfolio Company. Unless otherwise restricted hereafter by the Company in writing, in regard to such actions and decisions the Company hereby appoints InvestAmerica (and such officers, directors, employees, representatives and agents is it shall designate) as its proxy, as a result of which InvestAmerica shall have the authority, in its performance of this Agreement, to make decisions and to take such actions, without specific authority from the Board of Directors of the Company, as to all matters which are not hereby restricted.

4.2           All fees, including director’s fees that may be paid by or for the account of a Portfolio Company, will be treated as commitment fees or management fees and will be received by the Company, pro rata to its participation in such transaction.  InvestAmerica will be allowed to be reimbursed by Portfolio Companies for all direct expenses associated with due diligence and management of portfolio investments (travel, meals, lodging, etc.).

4.3           The sole and exclusive compensation to InvestAmerica for its services to be rendered hereunder will be in the form of a management fee as provided in Section 5.  Should any officer, director, employee or Affiliate of InvestAmerica serve as a member of the Board of Directors of the Company, such officer, director, employee or Affiliate of InvestAmerica shall not receive compensation as a member of the Board of Directors of the Company.

Section 5.                      Management Fees.

5.1           During the term of this Agreement, the Company will pay InvestAmerica monthly in arrears, a management fee equal to 1.0% per annum of the Assets Under Management.

Section 6.                      Liability and Indemnification of InvestAmerica.

6.1           Neither InvestAmerica, nor any of its officers, directors, shareholders, employees, agents or Affiliates, whether past, present or future (collectively, the “Indemnified Parties”), shall be liable to the Company, or any of its Affiliates for any error in judgment or mistake of law made by the Indemnified Parties in connection with any investment made by or for the Company, provided such error or mistake was not made in bad faith or as a result of gross negligence or willful misconduct of the Indemnified Parties.  The Company confirms that in performing services hereunder, InvestAmerica will be an agent of the Company for the purpose of the indemnification provisions of the Bylaws of the Company subject, however, to the same limitations as though InvestAmerica were a director or officer of the Company.  InvestAmerica shall not be liable to the Company, its shareholders or its creditors, except for violations of law or for conduct which would preclude InvestAmerica from being indemnified under such provisions.  The provisions of this Section 6.1 shall survive termination of this Agreement.

6.2           Individuals who are Affiliates of InvestAmerica and are also officers or directors of the Company as well as other InvestAmerica officers performing duties within the scope of this Agreement on behalf of the Company will be covered by any directors and officers insurance policy maintained by the Company.

        Section 7.                      Approval; Term.

Consistent with Rule 15a-4 adopted under the 1940 Act, this Agreement shall continue in effect for a period of 150 days from the Effective Date, unless sooner terminated as provided for herein.  The parties acknowledge the Company's intent to wind up its affairs, and this Agreement will terminate upon termination of the Company's existence.  The foregoing notwithstanding, this Agreement may be terminated by the Company at any time, without payment of any penalty, on sixty (60) days’ written notice to InvestAmerica if the decision to terminate has been made by the Board of Directors or by vote of the holders of a majority, as defined in the 1940 Act, of the Company’s outstanding voting securities.

InvestAmerica may also terminate this Agreement on sixty (60) days’ written notice to the Company; provided, however, that InvestAmerica may not so terminate this Agreement unless another investment advisory agreement has been approved by the vote of a majority, as defined in the 1940 Act, of the Company’s outstanding shares and by the Board of Directors, including a majority of members who are not parties to such agreement or interested persons of any such party.  Upon receipt of any such notice from InvestAmerica, the Company will in good faith use its best efforts to cause an advisory agreement to be entered into by the Company with a suitable investment adviser.

Section 8.                      Assignment.

This Agreement may not be assigned by any party without the written consent of the other and any assignment, as defined in the 1940 Act, by InvestAmerica shall automatically terminate this Agreement.

Section 9.                      Amendments.

This Agreement may be amended only by an instrument in writing executed by all parties and otherwise in accordance with the 1940 Act.

Section 10.                      Governing Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

THE COMPANY: MACC PRIVATE EQUITIES INC. A Delaware corporation

By:	/s/ Michael W. Dunn
Michael W. Dunn
Chairman of the Board

INVESTAMERICA: INVESTAMERICA INVESTMENT ADVISORS, INC. A Delaware corporation

By:	/s/ David R. Schroder
Name: David R. Schroder
Title: President